Exhibit 10.8

AMENDMENT NO. 1 TO
SYNCHRONOSS TECHNOLOGIES, INC.
2017 NEW HIRE EQUITY INCENTIVE PLAN

This Amendment No. 1 to the Synchronoss Technologies, Inc. 2017 New Hire Equity Incentive Plan (this “Amendment”) is effective as of November 1, 2021 and amends the Synchronoss Technologies, Inc. 2017 New Hire Equity Incentive Plan (as amended from time to time, the “Plan”) pursuant to Section 14.2 of the Plan. Unless otherwise expressly provided for in this Amendment, all capitalized words or phrases or other defined terms used in this Amendment will have the same meaning ascribed to them in the Plan.
1.Section 3.1 of the Plan is amended and restated in its entirety to read as follows:
“3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. Subject to Article 11, the aggregate number of Common Shares issued under the Plan shall not exceed (a) 2,066,711 Common Shares; plus (b) the additional Common Shares described in Section 3.2. The number of Common Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Common Shares that then remain available for issuance under the Plan. Subject to Section 3.2, the number of Common Shares that may be awarded under the Plan shall be reduced by one share for every Award under the Plan.”
Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

Adopted by the Company’s Board of Directors:     November 1, 2021